Exhibit 99.01

News Release Xcel Energy Media Relations 414 Nicollet Mall, 7th floor Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com

Aug. 18, 2015

Xcel Energy board elects new member

Agriculture industry leader joins board of directors

MINNEAPOLIS - James T. Prokopanko has been elected to Xcel Energy’s board of directors effective immediately. He will serve on the board’s Audit and Operations, Nuclear, Environmental and Safety committees.

Prokopanko most recently served as president and chief executive officer of Mosaic Co. headquartered in Plymouth. He retired earlier this month after nine years with the company and remains on Mosaic’s board.

A 35-year veteran of the agriculture industry, Prokopanko also held leadership roles with Cargill Inc., including work in international operations. Prokopanko currently serves on the board of directors for Vulcan Materials Co.

He is active in the community, including serving as a trustee for Minnesota Public Radio and on the board of overseers for the University of Minnesota’s Carlson School of Management. Prokopanko received bachelor’s degrees in science and commerce from the University of Manitoba and a Master of Business Administration from the University of Western Ontario.

“We are fortunate to have Jim join the board and we look forward to his contributions,” said Ben Fowke, chairman, president and CEO of Xcel Energy. “His leadership and financial experience, as well as his experience in energy, regulatory and safety issues will serve Xcel Energy well.”

Xcel Energy (NYSE: XEL) is a major U.S. electricity and natural gas company with regulated operations in eight Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.5 million electricity customers and 1.9 million natural gas customers through its regulated operating companies. The company’s headquarters are located in Minneapolis.

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